Exhibit (a)(1)(A)

TAYLOR CAPITAL GROUP, INC.

Offer to Exchange

Shares of Common Stock

For Any and All Outstanding Shares of

8% Non-Cumulative Convertible Perpetual Preferred Stock, Series A

(CUSIP No. 876851304)

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., CHICAGO TIME, ON MAY 12, 2010, UNLESS WE EXTEND THE OFFER (SUCH DATE AND TIME, AS THE OFFER MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY NOT BE WITHDRAWN AFTER THE SHARES OF SERIES A PREFERRED STOCK HAVE BEEN ACCEPTED FOR EXCHANGE.

For each share of our 8% Non-Cumulative Convertible Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) that is converted in connection with this offer (the “Exchange Offer”) we are offering to issue to the holder thereof an aggregate of 3 shares of our common stock, par value $0.01 per share (the “Common Stock”) on the terms and subject to the conditions described in this Offer to Exchange.

As of April 9, 2010, there were 2,400,000 shares of Series A Preferred Stock outstanding. As of April 9, 2010 there were 11,076,197 shares of our common stock outstanding out of a total of 45,000,000 shares of common stock authorized by our Third Amended and Restated Certificate of Incorporation.

The Exchange Offer will expire at 4:00 p.m., Chicago time, on May 12, 2010, unless we extend it or terminate it earlier. You may withdraw shares of Series A Preferred Stock that you tender at any time before the Exchange Offer expires. In addition, you may withdraw any tendered shares of Series A Preferred Stock if we have not accepted them for payment within 40 business days from April 13, 2010, the date of the commencement of the Exchange Offer.

The Exchange Offer is subject to the conditions described in “The Exchange Offer—Conditions to the Exchange Offer.” The Exchange Offer is subject to a minimum condition of greater than 1,200,000 shares of Series A Preferred Stock being tendered for conversion pursuant to the Exchange Offer. We reserve the right to extend or terminate the Exchange Offer if any condition of the Exchange Offer is not satisfied and otherwise to amend the Exchange Offer in any respect.

The Series A Preferred Stock is not listed on any national securities exchange. Our common stock is listed on the Nasdaq Global Select Market under the symbol “TAYC.” On April 9, 2010, the last reported sale price of our common stock was $14.75 per share. We will submit a notification of listing of additional shares to the Nasdaq Global Select Market regarding the shares of our common stock to be issued in the Exchange Offer. Our obligation to issue shares of Common Stock in exchange for shares of Series A Preferred Stock in the Exchange Offer is subject to a minimum condition of greater than 1,200,000 shares of Series A Preferred Stock being tendered for conversion pursuant to the Exchange Offer.

The issuance of common stock upon exchange of the Series A Preferred Stock is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9) of the Securities Act, the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. The Series A Preferred Stock was initially issued on September 29, 2008 in a private placement pursuant to an exemption provided by Section 4(2) of the Securities Act and certain rules and regulations promulgated under that section. Since all of the outstanding shares of Series A Preferred Stock have been held for more than one year since they were acquired from the Company, we expect that all of our shares of common stock issued in the Exchange Offer to persons who are not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

Consent Solicitation

At our 2010 annual meeting, stockholders will be asked to approve a proposal (the “Amendment Proposal”) to amend the definition of a “Mandatory Conversion Event” in clause C(3) of our Third Amended and Restated Certificate of Incorporation (the “Charter”) to mean the earlier to occur of (i) the Fifth Anniversary Date (defined in the Charter), and (ii) the date upon which no more than 1,200,000 shares of Series A Preferred Stock remain outstanding. The Amendment Proposal also requires the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock. As a condition of the Exchange Offer, the holders of the Series A Preferred Stock are being asked to consent to the Amendment Proposal by executing the accompanying letter of transmittal. If you do not participate in the Exchange Offer and no more than 1,200,000 shares of Series A Preferred Stock remain outstanding following the Exchange Offer, and the Amendment Proposal is approved by our stockholders, your shares of Series A Preferred Stock will be converted into 2.5 shares of Common Stock following such stockholder approval and you will not receive 0.5 shares of Common Stock as an inducement for such conversion. A copy of our Definitive Proxy Statement for our 2010 Annual Meeting of Stockholders will be mailed to each holder of shares of Series A Preferred Stock, which Definitive Proxy Statement is hereby incorporated by reference in this Offer to Exchange.

We urge you to carefully read the “Risk Factors” section beginning on page 10 before you make any decision regarding the Exchange Offer.

You must make your own decision whether to tender any shares of Series A Preferred Stock in the Exchange Offer and, if so, the number of shares of Series A Preferred Stock to tender. We do not make any recommendation as to whether holders of outstanding shares of Series A Preferred Stock should tender their shares of Series A Preferred Stock for exchange in the Exchange Offer or consent to the Amendment Proposal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in this Exchange Offer, or determined if this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS OFFER TO EXCHANGE IS APRIL 13, 2010.

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NOTICE TO INVESTORS

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Exchange Offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. In addition, no broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer.

This Offer to Exchange has been prepared by us solely for use in connection with the proposed offer described herein. The information contained in this Offer to Exchange is as of the date of this Offer to Exchange only and is subject to change, completion or amendment without notice. Neither the delivery of this Offer to Exchange at any time, nor the offer, exchange, sale or delivery of any security shall, under any circumstances, create any implication that there has been no change in the information set forth in this Offer to Exchange or in our business or other affairs since the date of this Offer to Exchange.

No person is authorized in connection with this offer to give any information or to make any representation not contained in this Offer to Exchange, and, if given or made, such other information or representation must not be relied upon as having been authorized by us or any of our representatives. None of the Securities and Exchange Commission (the “SEC”), any other securities commission or any other regulatory authority has approved or disapproved the offer or the offer consideration nor have any of the foregoing authorities passed upon or endorsed the merits of this offer or the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary may be a criminal offense in the United States.

The offer is being made on the basis of this Offer to Exchange and is subject to the terms described herein. Any decision to participate in the offer must be based on the information contained in this document or specifically incorporated by reference herein. In making the decision to exchange, holders must rely on their own examination of us, the common stock issued in connection with the offer and the terms of the offer, including the merits and risks involved. Holders should not construe anything in this Offer to Exchange as legal, business or tax advice. Each holder should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the offer under applicable legal investment or similar laws or regulations.

Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the offer or possesses or distributes this Offer to Exchange and must obtain any consent, approval or permission required by it for participation in the offer under the laws and regulations in force in any jurisdiction to which it is subject, and neither we nor any of our respective representatives shall have any responsibility therefor.

We reserve the right in our reasonable judgment to amend or modify the offer at any time, and we reserve the right in our reasonable judgment to withdraw the offer or reject any tender, in whole or in part, if any condition to the Exchange Offer is not met.

This Offer to Exchange contains summaries with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of documents referred to herein will be made available to holders upon request to Taylor Capital Group, Inc.

THE OUTSTANDING SHARES OF SERIES A PREFERRED STOCK AND THE SHARES OF COMMON STOCK TO BE ISSUED IN EXCHANGE THEREFOR HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY AND ITS COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

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QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of shares of our Series A Preferred Stock, as well as the summary that follows, highlight selected information included elsewhere or incorporated by reference in this Offer to Exchange. To fully understand the Exchange Offer and the other considerations that may be important to your decision about whether to participate in the Exchange Offer, you should carefully read this Offer to Exchange in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this Offer to Exchange. For further information regarding Taylor Capital Group, Inc., see the section of this Offer to Exchange entitled “Where You Can Find More Information.”

Except as otherwise specified, the words “TAYC,” the “Company,” “we,” “our,” “ours,” and “us” refer to Taylor Capital Group, Inc. and its subsidiaries. In this Offer to Exchange, we refer to the 8% Non-Cumulative Convertible Perpetual Preferred Stock, Series A as the “Series A Preferred Stock.”

Why are we making the Exchange Offer?

We are making the Exchange Offer because we believe that the Exchange Offer, if completed, will improve our capital structure by reducing our future Series A Preferred Stock dividend obligations and increasing our Tier 1 common equity and ratio of tangible common equity to tangible assets.

How many shares of Series A Preferred Stock are being sought to convert in the Exchange Offer?

We are offering to exchange any and all outstanding shares of the Series A Preferred Stock that are validly tendered and accepted. As of April 9, 2010, there were 2,400,000 shares of Series A Preferred Stock outstanding. The Exchange Offer is subject to a minimum condition of greater than 1,200,000 shares of Series A Preferred Stock being tendered for conversion pursuant to the Exchange Offer.

What will I receive in the Exchange Offer if I validly tender shares of Series A Preferred Stock and they are accepted?

For each share of Series A Preferred Stock that we accept in the Exchange Offer, you will receive 3 shares of our common stock. This represents the 2.5 shares of our common stock issuable upon conversion of each share of Series A Preferred Stock plus 0.5 shares of our common stock issued as an inducement for accepting this offer.

The Series A Preferred Stock is not listed on any national securities exchange. Our common stock is listed on the Nasdaq Global Select Market under the symbol “TAYC.” On April 9, 2010, the last reported sale price of our common stock was $14.75 per share. We will submit a notification of listing of additional shares to the Nasdaq Global Select Market regarding the shares of our common stock to be issued in the Exchange Offer.

How does the consideration I will receive if I tender my shares of Series A Preferred Stock compare to the payments and other rights I will receive with respect to my shares of Series A Preferred Stock if I do not tender?

For each share of Series A Preferred Stock validly tendered and accepted you will receive 3 shares of our common stock. This represents the 2.5 shares of our common stock issuable upon conversion of each share of Series A Preferred Stock plus 0.5 shares of our common stock issued as an inducement for accepting this offer.

If you do not participate in the Exchange Offer and greater than 1,200,000 shares of Series A Preferred Stock remain outstanding after the Exchange Offer, you will continue to hold shares of Series A Preferred Stock, which are convertible by the holder and, under certain circumstances, by us, at a conversion rate that is currently 2.5 shares of common stock per share of Series A Preferred Stock, subject to adjustment. See “Description of the Series A Preferred Stock.” Additionally, you will continue to be entitled to receive, on a non-cumulative basis, when, as and if declared by our board of directors, dividend payments at a rate of 8% per annum for each share of Series A Preferred Stock for as long as such shares remain outstanding. However, if we are not able to raise additional capital, we likely would not be able to pay dividends on the Series A Preferred Stock in the near term. Furthermore, if you do not participate in the Exchange Offer and no more than 1,200,000 shares of Series A Preferred Stock remain outstanding following the Exchange Offer, and the Amendment Proposal is approved by our stockholders, your shares of Series A Preferred Stock will be converted into 2.5 shares of Common Stock following such stockholder approval and you will not receive 0.5 shares of Common Stock as an inducement for such conversion.

What other rights will I lose if I tender my shares of Series A Preferred Stock in the Exchange Offer?

If you validly tender your shares of Series A Preferred Stock and we accept them for exchange, you will lose the rights of a holder of Series A Preferred Stock, which are described below in this Offer to Exchange. For example, you would lose the right to receive Series A Preferred Stock dividends when, if and as declared by the board of directors. You would also lose the right to receive, out of assets available for distribution to our stockholders and before any distribution is made to the holders of stock ranking junior to the Series A Preferred Stock (including the Series B and common stock), a liquidation preference in the amount of $25.00 per share of Series A Preferred Stock, plus accrued and unpaid dividends, upon any voluntary or involuntary liquidation, winding up or dissolution of the Company. In addition, you would lose the preemptive rights of a holder of Series A Preferred Stock to participate in certain private placements.

May I tender only a portion of the shares of Series A Preferred Stock that I hold?

No. In order to participate in the Exchange Offer you must tender all of the Series A Preferred Stock that you hold.

Is there a minimum number of shares or amount of Series A Preferred Stock that must be tendered in the Exchange Offer?

Yes. The Exchange Offer is subject to a minimum condition of greater than 1,200,000 shares of Series A Preferred Stock being tendered for exchange pursuant to the Exchange Offer.

If the Exchange Offer is consummated and I do not participate in the Exchange, how will my rights and obligations under my remaining outstanding shares of Series A Preferred Stock be affected?

The terms of shares of Series A Preferred Stock that remain outstanding after the consummation of the Exchange Offer, if any, will not change as a result of the Exchange Offer unless no more than 1,200,000 shares of Series A Preferred Stock remain outstanding following the Exchange Offer, in which case, subject to stockholder approval, such remaining shares of Series A Preferred Stock will be converted into 2.5 shares of Common Stock and the holders of such remaining shares of Series A Preferred Stock will not receive 0.5 shares of Common Stock as an inducement for such conversion.

What do we intend to do with the shares of Series A Preferred Stock that are tendered in the Exchange Offer?

Shares of Series A Preferred Stock accepted for exchange by us in the Exchange Offer will be retired and cancelled.

Are we making a recommendation regarding whether you should tender in the Exchange Offer?

We are not making any recommendation regarding whether you should tender or refrain from tendering your shares of Series A Preferred Stock in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your shares of Series A Preferred Stock in the Exchange Offer. Before making your decision, we urge you to carefully read this Offer to Exchange in its entirety, including the information set forth in the section of this Offer to Exchange entitled “Risk Factors,” and the other documents incorporated by reference in this Offer to Exchange.

Will the common stock issued in the Exchange Offer be listed for trading?

We will submit a notification of listing of additional shares to the Nasdaq Global Select Market regarding the shares of our common stock to be issued in the Exchange Offer. For more information regarding the market for our common stock, see the section of this Offer to Exchange entitled “Market For Our Common Stock.”

Will the common stock issued in the Exchange Offer be freely resalable?

The issuance of common stock upon exchange of the Series A Preferred Stock is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9) of the Securities Act, the securities received assume the character of the exchanged securities for purposes of the Securities Act. Whether the common stock will be freely tradable under U.S. securities laws is subject to the availability of a resale exemption from the registration requirements of the Securities Act. As discussed below in the section entitled “Certain Securities Laws Considerations,” we expect that all of our shares of common stock issued in the Exchange Offer to persons who are not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption.

What are the conditions to the Exchange Offer?

The Exchange Offer is conditioned upon the closing conditions described in “The Exchange Offer—Conditions to the Exchange Offer.” We may waive certain conditions of the Exchange Offer. If any of the conditions is not satisfied or waived, we will not accept and exchange any validly tendered shares of Series A Preferred Stock. For more information regarding the conditions to the Exchange Offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Conditions to the Exchange Offer.” The Exchange Offer is subject to a minimum condition of greater than 1,200,000 shares of Series A Preferred Stock being tendered for conversion pursuant to the Exchange Offer.

When does the Exchange Offer expire?

The Exchange Offer will expire at 4:00 p.m., Chicago time, on May 12, 2010 (the “Expiration Date”), unless we extend it or terminate it.

Under what circumstances can the Exchange Offer be extended, amended or terminated?

We reserve the right to extend the Exchange Offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date of the Exchange Offer. Further, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or in the information contained in this Offer to Exchange or waive a material condition to the Exchange Offer. During any extension of the Exchange Offer, shares of Series A Preferred Stock that were previously tendered and not validly withdrawn will remain subject to the Exchange Offer. We reserve the right, in our reasonable discretion, to terminate the Exchange Offer, at any time prior to the Expiration Date of the Exchange Offer if any condition to the Exchange Offer is not met. If the Exchange Offer is terminated, no shares of Series A Preferred Stock will be accepted for exchange and any shares of Series A Preferred Stock that have been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Exchange Offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Extension, Delay in Acceptance, Amendment or Termination.”

How will I be notified if the Exchange Offer is extended, amended or terminated?

If we extend, amend or terminate the Exchange Offer, we will promptly make a public announcement by issuing a press release, with the announcement in the case of an extension to be issued no later than 8:00 a.m., Chicago time, on the first business day after the previously scheduled Expiration Date of the Exchange Offer. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Extension, Delay in Acceptance, Amendment or Termination.”

What risks should I consider in deciding whether or not to tender my Series A Preferred Stock?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the Series A Preferred Stock and our common stock described in the section of this Offer to Exchange entitled “Risk Factors,” and the documents incorporated by reference in this Offer to Exchange.

What are the federal income tax consequences of my participating in the Exchange Offer?

Please see the section of this Offer to Exchange entitled “Material United States Federal Income Tax Consequences,” which is a general summary of certain U.S. federal income tax considerations that may apply to this Exchange Offer. We recommend that you consult your own tax advisor for a full understanding of the tax consequences of participating in the Exchange Offer.

Are the financial condition and results of operations of the Company relevant to my decision to tender in the Exchange Offer?

Yes. The price of our common stock is closely linked to our financial condition and results of operations. For information about our financial conditions and results of operations and about the accounting treatment of the Exchange Offer, see the sections of this Offer to Exchange entitled “Summary Consolidated Financial Data” and “The Exchange Offer—Accounting Treatment.”

Will the Company receive any cash proceeds from the Exchange Offer?

No. We will not receive any cash proceeds from the Exchange Offer.

How do I tender my shares of Series A Preferred Stock?

To participate in the Exchange Offer, you must surrender your physical stock certificate with the attached letter of transmittal. If you need assistance doing so, please contact the Exchange Agent whose address and telephone numbers are located on the back cover page of this Offer to Exchange.

What happens if my shares of Series A Preferred Stock are not accepted for exchange?

If we decide for any reason not to accept your shares of Series A Preferred Stock, the shares of Series A Preferred Stock not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the Exchange Offer.

Until when may I withdraw previously tendered shares of Series A Preferred Stock?

Unless they have been previously returned by us, you may withdraw previously tendered shares of Series A Preferred Stock at any time until the Exchange Offer has expired. In addition, you may withdraw any shares of Series A Preferred Stock that you tender that are not accepted for exchange by us after the expiration of 40 business days from April 13, 2010. For more information, see the section of this Offer to Exchange entitled “The Exchange Offer—Withdrawal of Tenders.”

With whom may I talk if I have questions about the Exchange Offer?

If you have questions regarding the procedures for tendering in the Exchange Offer, require additional Exchange Offer materials or require assistance in tendering your shares of Series A Preferred Stock, please contact Steven H. Shapiro at (847) 653-7978.

SUMMARY

This summary highlights selected information detailed elsewhere or incorporated by reference in this Offer to Exchange. It likely does not contain all of the information that may be important to you or that you should consider when making a decision regarding the Exchange Offer. You should carefully read this entire Offer to Exchange, including “Risk Factors” beginning on page 10 and the section entitled “Forward-Looking Statements” beginning on page 39 and the information we have incorporated by reference before making a decision to participate in the Exchange Offer.

Our Business

We are a bank holding company headquartered in Rosemont, Illinois, a suburb of Chicago, and we derive substantially all of our revenue from our wholly-owned subsidiary, Cole Taylor Bank (“the Bank”). The Bank was founded in 1929 by forefathers of the Taylor family and has served the Chicago metropolitan area for over 80 years. We were formed in 1996 and acquired Cole Taylor Bank in 1997. We provide a range of products and services primarily to closely-held commercial customers and their owner operators in the Chicago metropolitan area. We also provide asset-based lending and residential mortgage origination services outside our Chicagoland region through offices in other geographic markets. At December 31, 2009, we had assets of approximately $4.4 billion, deposits of approximately $3.0 billion and stockholders’ equity of $258.8 million.

Our primary business is commercial banking and, as of December 31, 2009, approximately 95% of our loan portfolio was comprised of commercial loans. Our targeted commercial lending customers are closely-held businesses in industries such as manufacturing, wholesale and retail distribution, transportation, construction contracting and professional services. Our commercial lending activities primarily consist of providing loans for working capital, business expansion or acquisition; owner-occupied commercial real estate financing; revolving lines of credit; and standby and commercial letters of credit. In addition to our lending activities, we offer deposit products such as checking, savings and money market accounts; time deposits and repurchase agreements to our business customers and community-based customers, typically individuals and small, local businesses, located near our banking centers. We offer corporate treasury cash management services to our commercial customers, which include internet balance reporting, remote deposit capture, positive pay, automated clearing house products, imaged lock-box processing, controlled disbursement, and account reconciliation. We also cross-sell products and services to the owners and executives of our business customers designed to help them meet their personal financial goals. Our product offerings also include personal customized credit and wealth management services. We use third-party providers to augment our offerings to include investment management and brokerage services. Our products and services consist of commercial banking credit and deposit products delivered by a single operations area. We do not have separate and discrete operating segments.

Our Strategy

Our strategy to build stockholder value is based on a focused plan to be the commercial banking specialists for closely-held businesses and the people who own and manage them. Providing commercial banking services in this market niche has been an integral part of Cole Taylor Bank’s strategy since it was founded in 1929 and was reinforced by our recent management and operational changes. Our strategy is comprised of the following elements:

• Relationship-oriented customer experience.    Our customers are the center of what we do, so we partner with our customers to understand the dynamics of the businesses that we serve. Speed and responsiveness are critical elements of the customer experience, and we do our utmost to be available anytime and any place to meet their needs. We believe closely-held business owners value a longterm relationship with a quality banker who provides innovative advice and creative ideas and understands the challenges and opportunities these owners face. For this reason, we believe our relationship managers are the most important “product” that we offer as well as our customers’ access to our senior management.

• Focus on our targeted customers.    We focus our time and resources on closely-held businesses and the owners and managers of these businesses. We identify and pursue these customer niches as a natural extension of our focused strategy. We also seek to leverage our commercial relationships by cross-selling products and services to address the personal financial needs of these business owners and managers. We then expand on the relationships that we have built with these key decision-makers by helping them meet their personal financial goals through products such as personal customized credit, a wide array of deposit products, as well as financial planning and wealth management services provided by third party providers.

• Optimal position in our market.    We believe that we are well positioned to meet the needs of our target market. We are large enough to handle more complex credit facilities and treasury cash management services, but small enough to provide more personalized customer service. We also believe that it is important to our customers to have access to senior management who understand what is involved to run an owner-operated business. This relationship banking approach, coupled with our ability to offer customized products and financial solutions, is what we believe sets us apart from our competition.

• Efficient growth.    Historically, we have increased our total loans through organic growth, and we expect to continue to grow our business and develop new customer relationships and cross-sell other products and services to our commercial customers and the owners and managers of those businesses. At the same time, we continue to monitor our loan portfolio and have reduced our exposure to certain industries and sectors that we no longer consider economically desirable.

• Effective credit risk management.    A disciplined underwriting and credit administration and monitoring process is critical to our success. Credit risk is the primary risk we face in our business model, and we dedicate significant resources to monitor and protect our asset quality. We expect that the current economic downturn and its effect on the real estate market will continue to require greater attention from senior management to minimize potential losses in our loan portfolio.

RISK FACTORS

In considering whether to participate in the Exchange Offer, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this Offer to Exchange. Investing in our securities involves risk. Please see the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 29, 2010, which is incorporated by reference herein. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this document. The risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our securities.

Risks Related to the Exchange Offer

The value of the common stock that you receive may decline.

We are offering to exchange a number of shares of our common stock for any and all validly tendered and accepted shares of Series A Preferred Stock. The trading price of our common stock may fluctuate significantly as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	general market conditions and, in particular, developments related to market conditions for the financial services industry;

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changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our common stock or those of other financial institutions;

•	proposed or adopted regulatory changes or developments;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions, restructurings or financings;

•	actions by our current stockholders, including sales of common stock by our stockholders;

•	fluctuations in the stock price and operating results of our competitors;

•	future sales of our equity or equity-related securities;

•	changes in the frequency or amount of dividends or share repurchases;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us; and

•	domestic and international economic factors unrelated to our performance.

If the trading price of our common stock declines, participants in the exchange offer could receive less value for their shares of Series A Preferred Stock upon the consummation of the exchange than the value calculated on the date the exchange was announced or as of the date that such shares of Series A Preferred Stock are tendered in connection with the exchange offer.

Our common stock is equity and therefore is subordinate to our indebtedness and Series A and Series B Preferred Stock.

Shares of our common stock are equity interests in the Company and do not constitute indebtedness. As such, the shares of common stock will rank junior to all indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our Series A and Series B Preferred Stock then outstanding.

We declared a $0.10 per share common dividend during the first quarter of 2008 totaling $1.1 million, which was the most recent dividend declared and paid on our common stock. In order to preserve capital, our Board of Directors suspended the payment of dividends on our common stock beginning in the second quarter of 2008. Current and future liquidity constraints at the holding company level could impair our ability to declare and pay dividends or interest on our outstanding securities in the future.

Future dividends will be payable on our common stock only when, as and if declared by our board of directors, and will be dependent upon business conditions, earnings, our cash and capital requirements and other relevant factors. Our ability to pay dividends is dependent upon dividends and distributions to us from the Bank, which is restricted by various regulations administered by federal and state bank regulatory authorities. We do not expect the Bank to be able to pay dividends to us in 2010.

Furthermore, our ability to pay common dividends has been impacted by the issuance of Series B preferred stock in November 2009. The Series B Preferred Stock requires the consent of the U.S. Treasury Department to pay any dividend on our common stock prior to November 21, 2011, unless the Series B Preferred Stock has been redeemed or the Treasury has transferred all of the Series B Preferred Stock to third parties. In addition, under the terms of the junior subordinated debentures issued in connection with our trust preferred securities, as well as the terms of the Series A Preferred Stock to the extent any remain outstanding, any deferral of the payment of interest or dividends results in a defined restriction in the payment of dividends on our common stock.

Also, as discussed below, we are a bank holding company and our ability to declare and pay dividends depends on certain federal regulatory considerations, including the guidelines of the Federal Reserve Board regarding capital adequacy and dividends. We have agreed, consistent with past practice, to continue to provide our regulators notice before we pay dividends on our Series A Preferred Stock or our Series B Preferred Stock, and before we pay interest on our trust preferred securities. The U.S. Treasury or the bank regulatory authorities may also promulgate rules in the future that further limit our ability to pay dividends.

These factors, which make it unlikely that we will declare and pay dividends on our common stock in the short-term, could adversely affect the market price of our common stock.

By tendering your shares of Series A Preferred Stock, you will lose your right to receive certain cash payments.

Holders of shares of our Series A Preferred Stock are entitled to non-cumulative quarterly dividends, which are paid when, if and as declared by our board of directors. If your shares of Series A Preferred Stock are validly tendered and accepted for exchange, you will lose the right to receive any dividend payments to be made on such shares after completion of the Exchange Offer.

We are seeking to raise additional capital, which will have a dilutive effect on the existing holders of our common stock and may adversely affect the market price of our common stock.

We frequently evaluate opportunities to access the capital markets taking into account our regulatory capital ratios, financial condition and other relevant considerations, and subject to market conditions, we may take further actions designed to raise capital. Such actions could include, among other things, the issuance of additional shares of common stock, shares of new classes or series of preferred stock or indebtedness in public or private transactions. There can be no assurance as to the success of any of our capital raising actions.

The issuance of any additional shares of common stock or securities convertible into or exchangeable for common stock or that represent the right to receive common stock, or the exercise of such securities, could be dilutive to stockholders of our common stock, including recipients of common stock in the Exchange Offer. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. Sales of shares of our common stock or securities convertible into or exchangeable for common stock made after the Exchange Offer or in anticipation of such sales could therefore cause the market price of our common stock to decline.

The Exchange Offer consideration does not reflect any independent valuation of the Series A Preferred Stock or the common stock.

We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the Exchange Offer consideration or the relative values of the Series A Preferred Stock and the Exchange Offer consideration. If you tender your shares of Series A Preferred Stock, you may or may not receive more than or as much value as if you chose to retain your shares.

The offer may not be consummated.

We are not obligated to complete the offer if any condition to the offer is not met. If the Exchange Offer is terminated, no shares of Series A Preferred Stock will be accepted for exchange and any shares of Series A Preferred Stock that have been tendered will be returned to the holder promptly after termination.

If the Exchange Offer is not completed or is delayed, we may be subject to the material risks, such as the market price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the Exchange Offer has been or will be completed.

Anti-takeover provisions could negatively impact our stockholders.

Provisions of Delaware law and of our charter and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us.

The ability of a third party to acquire us is also limited under applicable banking regulations. The Bank Holding Company Act requires any “bank holding company” (as defined in that under the act) to obtain the approval of the Federal Reserve Board prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act of 1978. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Our Third Amended and Restated Certificate of Incorporation and our Third Amended and Restated By-laws may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders.

Authorized but unissued shares of common stock and preferred stock under our Third Amended and Restated Certificate of Incorporation could (within the limits imposed by applicable law and Nasdaq Stock Market rules) be issued in one or more transactions that could make a change of control of us more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the board of directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the board of directors although perceived to be desirable by some stockholders.

The members of the Taylor family in the aggregate beneficially own approximately 45% of our outstanding shares of common stock (assuming the conversion of shares of Series A Preferred held by them at the conversion rate prior to the Exchange Offer of 2.5 shares of our common stock for each share of Series A Preferred Stock and the exercise in full of any options and warrants owned by such persons to purchase our common stock (but not any other holders thereof)). Harrison I. Steans, the Chairman of our Executive Committee, and Jennifer W. Steans, one of our directors, in the aggregate and without duplication, beneficially own approximately 11% of our outstanding shares of common stock (assuming the conversion of shares of Series A Preferred held by them at the conversion rate prior to the Exchange Offer of 2.5 shares of our common stock for each share of Series A Preferred Stock and the exercise in full of any options and warrants owned by such persons to purchase our common stock (but not any other holders thereof)). Although members of the Taylor family and members of the Steans family have not entered into any agreement or arrangement with respect to their voting of our securities, the Steans family, the Taylor family and their respective affiliates, were they to collectively vote in favor of or against any proposal, will be able to exercise significant control over all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions and matters including mergers or similar transactions and amendments to our certificate of incorporation. Each of the Steans family and the Taylor family, were their respective members to collectively vote in favor of or against any proposal, could also separately exercise significant control over matters requiring approval of our stockholders.

Our Third Amended and Restated Certificate of Incorporation created an Executive Committee, the members of which are members of our board of directors with one director designated for nomination by Financial Investments Corporation, one director designated for nomination by the members of the Taylor family and one member will be our most senior executive officer serving on the board of directors and not affiliated with either Financial Investments Corporation or the Taylor family. We may not take action with respect to certain matters, including engaging in certain transactions and entering into certain agreements, without the unanimous approval of the Executive Committee. The required approval of the Executive Committee for us to take many actions or engage in many transactions, including most change of control transactions, such as mergers, consolidations or other business combinations, could prevent us from entering into such transactions despite our board of director’s support of the transaction. The members of the Executive Committee may have interests that are not aligned with those of other holders of our capital stock, including with respect to a change of control transaction, and the failure of any one of them to provide approval could prevent us from taking advantage of a transaction potentially beneficial to us and our stockholders.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer. We will pay all fees and expenses related to the Exchange Offer, other than any transfer taxes.

CAPITALIZATION

The following table sets forth our consolidated capitalization and capital ratios as of December 31, 2009 on an actual basis and on a pro forma basis as adjusted to give effect to the completion of the Exchange Offer at full participation therein. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto from our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Certain amounts included in the “Pro Forma As Adjusted” column contain estimates, including estimates of fair value and issuance costs, which may not reflect actual amounts when the exchange offer is consummated.

	December 31, 2009
(Unaudited)	Actual	Pro Forma As Adjusted
	(dollars in thousands, except per share data)
Long-Term Debt:
Senior Debt(1)	$12,000	$—
Subordinated Debt	55,695	55,695
Trust Preferred Securities	86,607	86,607

Total Long-Term Debt	$154,302	$142,302

Stockholders’ Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized:
Series A, 8% non-cumulative convertible perpetual, 2,400,000 shares issued and outstanding, $25.00 liquidation value(2)	$60,000	$—
Series B, 5% fixed rate cumulative perpetual, 104,823 shares issued and outstanding, $1,000 liquidation value	98,844	98,844
Common stock, $.01 par value; 45,000,000 shares authorized; 12,029,375 shares issued and 11,076,707 shares outstanding at December 31, 2009 and 19,229,375 shares issued and 18,276,707 shares outstanding as adjusted.(3)	120	192
Surplus(4)	226,398	302,526
Accumulated deficit(5)	(110,617)	(128,317)
Accumulated other comprehensive income, net	8,697	8,697
Treasury stock, at cost, 952,668 shares	(24,636)	(24,636)

Stockholders’ equity	258,806	257,306

Total capitalization(6)	$413,108	$399,608

Tangible book value per common share	$9.02 (7)	$8.67 (8)

Capital Ratios:
Total risk-based capital ratio	12.72%	12.69%
Tier 1 risk-based capital ratio	9.79	9.75
Leverage ratio	7.60	7.56

(1)

As of December 31, 2009, the Company had $12.0 million outstanding under its credit facility. The Company repaid the outstanding balance under this credit facility on March 26, 2010, prior to this offering.

(2)	Reflects $60.0 million of Series A Preferred Stock converted into Common Stock in the Exchange Offer.

(3)

Does not include (i) 900,000 shares of Common Stock reserved for issuance upon exercise of detachable warrants issued in connection with the Bank’s issuance of $60.0 million of subordinated notes in 2008, (ii) 500,000 shares of Common Stock reserved for issuance upon exercise of the warrant issued in 2008 to

Financial Investments Corporation, or (iii) 1,462,647 shares of Common Stock reserved for issuance upon exercise of the warrant issued to the Treasury in 2009. A summary of our capital stock can be found in Note 15 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(4)	Reflects the additional surplus provided by the issuance of 7,200,000 shares upon conversion of the Series A Preferred net of issuance costs, assumed to be $1.5 million.

(5)

Reflects the assumed non-cash dividend to Series A Preferred holders assuming 1,200,000 common shares are issued to induce the Series A Preferred stockholders to convert to Common Stock at a fair value of $14.75 per common share, which is the closing price of the Company’s Common Stock on April 9, 2010.

(6)	Total capitalization represents long-term debt plus total stockholders’ equity.

(7)	Equal to tangible common book value as of December 31, 2009 of $100.0 million divided by shares outstanding as of December 31, 2009 of 11.1 million.

(8)	Equal to pro forma tangible common book value of $158.5 million divided by pro forma shares outstanding of 18.3 million.

MARKET FOR OUR COMMON STOCK

The Series A Preferred Stock is not listed on any national securities exchange and there is no established trading market for the securities. Our common stock is listed on the Nasdaq Global Select Market under the symbol “TAYC.” The following table sets forth the high and low sales prices and dividends declared per share on our common stock during the periods shown:

	High	Low
2010
Quarter Ended March 31	$13.23	$7.82

2009
Quarter Ended March 31	$8.69	$2.82
Quarter Ended June 30	7.65	2.64
Quarter Ended September 30	7.48	6.24
Quarter Ended December 31	11.50	5.19

2008
Quarter Ended March 31	$21.60	$14.77
Quarter Ended June 30	18.00	6.83
Quarter Ended September 30	15.49	5.10
Quarter Ended December 31	13.28	5.57

On April 9, 2010 the closing sale price of our common stock, as reported by the Nasdaq Global Select Market, was $14.75 per share. As of March 19, 2010, there were approximately 141 holders of record of the common stock and approximately 103 holders of record of the Series A Preferred Stock.

The Company urges you to obtain current market price information for our common stock before deciding whether to participate in the offer.

DIVIDEND POLICY

Holders of our common stock are entitled to receive any cash dividends that may be declared by our Board of Directors. During the second quarter of 2008, our Board of Directors discontinued dividend payments to common stockholders. In connection with our entry into the TARP CPP Purchase Agreement with the Treasury Department and issuance of 104,823 shares of our Series B Preferred Stock on November 21, 2008, we require the consent of the Treasury Department before we can pay any dividends on our common stock. Subject to such restrictions, the declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon our earnings and financial condition, the capital requirements of the Company and our subsidiaries, regulatory conditions and considerations and other factors as our Board of Directors may deem relevant.

As a holding company, we ultimately are dependent upon the Bank to provide funding for our operating expenses, debt service and dividends. We do not expect the Bank to be able to pay dividends to us in 2010. Various banking laws applicable to the Bank limit the payment of dividends, management fees and other distributions by the Bank to us, and may therefore limit our ability to pay dividends on our common stock. We have agreed, consistent with past practice, to continue to provide our regulators notice before we pay dividends on our Series A Preferred Stock or our Series B Preferred Stock, and before we pay interest on our trust preferred securities. We will also be prohibited from paying dividends on our common stock if we fail to make distributions or required payments on the trust preferred securities and our outstanding preferred stock.

THE EXCHANGE OFFER

Purpose and Effects of the Exchange Offer

We are making the Exchange Offer because we believe that the Exchange Offer, if completed, will improve our capital structure by reducing our future Series A Preferred Stock dividend obligations, increasing the common equity component of our capital position and increasing our Tier 1 common equity and ratio of tangible common equity to tangible assets.

Terms of the Exchange Offer

We are offering to exchange a number of shares of common stock for each outstanding share of Series A Preferred Stock at an exchange ratio equal to (i) 2.5 shares of common stock plus (ii) 0.5 shares of common stock.

Any shares of Series A Preferred Stock tendered but not accepted and any untendered shares of Series A Preferred Stock shall remain outstanding upon completion of the Exchange Offer. Shares of Series A Preferred Stock accepted in the Exchange Offer will be retired and cancelled.

In addition, in order to participate in the Exchange Offer, you must consent to the Amendment Proposal. The effect of the Amendment Proposal, subject to stockholder approval, will be that any shares of Series A Preferred Stock that remain outstanding following the Exchange Offer will be converted into 2.5 shares of common stock without the receipt of 0.5 shares of Common Stock as an inducement for such conversion.

Expiration Date

The term “Expiration Date” means 4:00 p.m., Chicago time, on May 12, 2010. However, if we extend the period of time for which the Exchange Offer remains open, the term “Expiration Date” of this Exchange Offer means the latest time and date to which the Exchange Offer is so extended.

Fractional Shares

We will not issue any fractional shares of common stock in the Exchange Offer. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis for each holder), holders participating in the Exchange Offer will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the closing price per share of our common stock on the last business day immediately preceding the Expiration Date of the Exchange Offer.

Conditions to the Exchange Offer

We will not be required to accept for exchange shares of Series A Preferred Stock tendered pursuant to the Exchange Offer and may terminate or extend the Exchange Offer if any condition to the Exchange Offer is not satisfied. We may also, subject to Rule 13e-4(f) and Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of shares of Series A Preferred Stock validly tendered and not withdrawn prior to the Expiration Date of the Exchange Offer, if any one of the following conditions has occurred, and the occurrence thereof has not been waived by us in our reasonable discretion:

•	there shall not have been greater than 1,200,000 shares of Series A Preferred Stock tendered for conversion pursuant to the Exchange Offer;

•

there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us of the Exchange Offer;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us of the Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•

there shall have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our reasonable judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or make it inadvisable to do so, including based on our pro forma capital structure, or (c) would materially impair the contemplated benefits of the Exchange Offer to us or be material to holders in deciding whether to accept the Exchange Offer;

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

•	any material adverse change in the price of our common stock in United States securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•

any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions; or

•

a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

In addition, if you do not participate in the Exchange Offer and less than 1,200,000 shares of Series A Preferred Stock remain outstanding following the Exchange Offer, then subject to stockholder approval of the Amendment Proposal, your shares of Series A Preferred Stock will be converted into 2.5 shares of Common Stock and you will not receive 0.5 shares of Common Stock as an inducement for such conversion.

These conditions to the Exchange Offer are for our sole benefit and we may assert them in our reasonable discretion or waive them, in whole or in part, in our reasonable discretion on or before the Expiration Date of the Exchange Offer, whether or not any other condition of the Exchange Offer also is waived and regardless of the circumstances giving rise to the failure of any such condition. We have not made a decision regarding the circumstances that would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Notwithstanding the foregoing, we will not intentionally take any action or fail to take any action to cause any of the foregoing conditions to occur. Any determination by us concerning the events described in this section will be final and binding upon all persons; provided, however, that our determination may be challenged in a court of competent jurisdiction.

Extension, Delay in Acceptance, Amendment or Termination

We expressly reserve the right to extend the Exchange Offer for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the Exchange Agent and by making a public announcement by press release prior to 8:00 a.m., Chicago time, on the next business day following the previously scheduled Expiration Date of the Exchange Offer. During any extension of the Exchange Offer, all shares of Series A Preferred Stock previously tendered and not accepted for purchase will remain subject to the Exchange Offer and may, subject to the terms of the Exchange Offer, be accepted for exchange by us.

The Company has the right to terminate or withdraw, in its reasonable judgment, the offer, if our conditions to the offer are not met by the Expiration Date. We also expressly reserve the right, in our reasonable judgment, at any time or from time to time, subject to and in accordance with applicable law, to:

•	delay the acceptance for exchange of shares of Series A Preferred Stock; or

•

waive any condition or otherwise amend the terms of the Exchange Offer in any respect prior to the expiration of the Exchange Offer, by giving oral, confirmed in writing, or written notice of such waiver or amendment to the Exchange Agent.

Other than an extension of the Exchange Offer, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered shares of Series A Preferred Stock.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer and extend the Exchange Offer, if required by law, to ensure that the Exchange Offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the number of shares of Series A Preferred Stock sought or the amount of consideration offered in the exchange, we will promptly disseminate disclosure regarding the changes and extend the Exchange Offer, if required by law, to ensure that the Exchange Offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

Any waiver, amendment or modification will apply to all shares of Series A Preferred Stock tendered, regardless of when or in what order such shares of Series A Preferred Stock were tendered. Any extension, amendment or termination will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 8:00 a.m., Chicago time, on the first business day after the previously scheduled Expiration Date of the Exchange Offer.

Except as set forth above or as otherwise required by law, without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

We expressly reserve the right, in our reasonable discretion, to terminate the Exchange Offer if any of the conditions set forth above in the first paragraph under “—Conditions to the Exchange Offer” shall have occurred. Any such termination will be followed promptly by a public announcement of such termination. In addition, if we terminate the Exchange Offer, we will give immediate notice thereof to the Exchange Agent. If the Exchange Offer is terminated, withdrawn or otherwise not completed, the consideration will not be paid or become payable to you, even if you have validly tendered your shares of Series A Preferred Stock in connection with the Exchange Offer, and any shares of Series A Preferred Stock you have tendered.

Procedures for Tendering Shares of Series A Preferred Stock

General

In order to participate in the offer, you must validly tender your Series A Preferred Stock to the Exchange Agent as described below. It is your responsibility to validly tender your Series A Preferred Stock. We have provided guaranteed delivery procedures in conjunction with the offer. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

Tendering of Series A Preferred Stock

To participate in the Exchange Offer, you must surrender your physical stock certificate with the attached letter of transmittal. If you need assistance doing so, please contact the Exchange Agent whose address and telephone numbers are located on the back cover page of this Offer to Exchange.

Effect of Letter of Transmittal

Subject to, and effective upon, the acceptance for exchange of Series A Preferred Stock tendered therewith, by executing and delivering a letter of transmittal, you (i) irrevocably tender, sell, assign and transfer to or upon our order all right, title and interest in and to all the Series A Preferred Stock tendered therewith and (ii) irrevocably appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as our agent with respect to the tendered Series A Preferred Stock), with full power coupled with an interest, to:

•	deliver certificates representing the Series A Preferred Stock to or upon our order;

•	present the Series A Preferred Stock for transfer on the relevant security register; and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of the Series A Preferred Stock, all in accordance with the terms of the offer.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Series A Preferred Stock pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any Series A Preferred Stock determined by us not to be in proper form, or if the acceptance of, or exchange of, such Series A Preferred Stock may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the offer that we are legally permitted to waive.

Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. None of us, the Exchange Agent and any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Series A Preferred Stock or will incur any liability for failure to give any such notification. Please send all materials to the Exchange Agent and not to us.

Withdrawal of Tenders

You may validly withdraw Series A Preferred Stock that you tender at any time prior to the Expiration Date of the offer, which is 4:00 p.m., Chicago time, on May 12, 2010, unless we extend the Expiration Date. In addition, if not previously returned, you may withdraw any shares of Series A Preferred Stock that you tender that are not accepted by us for exchange after the expiration of 40 business days from the commencement of the offer. You may also validly withdraw Series A Preferred Stock that you tender if the offer is terminated without any Series A Preferred Stock being accepted or as required by applicable law. If such a termination occurs, the Series A Preferred Stock will be returned to the tendering holder promptly after termination in compliance with Rule 14e-1(c) and 13e-4(f) under the Exchange Act.

A holder who validly withdraws previously tendered Series A Preferred Stock prior to the Expiration Date and does not validly re-tender Series A Preferred Stock prior to the Expiration Date will not receive the offer consideration. A holder of Series A Preferred Stock who validly withdraws previously tendered Series A Preferred Stock prior to the Expiration Date and validly re-tenders Series A Preferred Stock prior to the Expiration Date will receive the offer consideration.

If you have tendered Series A Preferred Stock, you may withdraw the Series A Preferred Stock by delivering a written notice of withdrawal, subject to the limitations described herein, prior to the Expiration Date or, if your Series A Preferred Stock are not previously accepted by us for exchange, after the expiration of 40 business days after the commencement of the offer. To be effective, a written or facsimile transmission notice of withdrawal of a tender must:

•

be received by the Exchange Agent at one of the addresses specified on the back cover of this Offer to Exchange prior to the Expiration Date (or, if your Series A Preferred Stock are not previously accepted by us for exchange, after the expiration of 40 business days after the commencement of the offer);

•	specify the name of the holder of the Series A Preferred Stock to be withdrawn;

•

contain the description of the Series A Preferred Stock to be withdrawn, the certificate numbers shown on the particular certificates representing such Series A Preferred Stock and the number of shares of Series A Preferred Stock; and

•

be signed by the holder of the Series A Preferred Stock in the same manner as the original signature on the letter of transmittal or be accompanied by documents of transfer sufficient to have the holder register the transfer of the Series A Preferred Stock into the name of the person withdrawing the Series A Preferred Stock.

If the Series A Preferred Stock to be withdrawn has been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal even if physical release is not yet effected. A withdrawal of Series A Preferred Stock can only be accomplished in accordance with the foregoing procedures.

We will have the right, which may be waived, to reject a defective tender of Series A Preferred Stock as invalid and ineffective. If we waive our rights to reject a defective tender of Series A Preferred Stock, subject to the other terms and conditions set forth in this Offer to Exchange and accompanying letter of transmittal, you will be entitled to the offer consideration.

If we amend or modify the terms of the offer or the information concerning the offer in a manner determined by us to constitute a material change to the offer, we will disseminate additional offer materials and if, at the time notice of any such amendment or modification is first published, sent or given to holders of Series A Preferred Stock, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the offer will be extended until no sooner than the expiration of such ten business day period. An extension of the Expiration Date will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.

Acceptance; Exchange of Shares of Series A Preferred Stock

If the conditions to the offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept tendered Series A Preferred Stock at the Expiration Date and after we receive validly completed and duly executed letters of transmittal with respect to any and all of the Series A Preferred Stock validly tendered and not withdrawn for exchange at such time, by notifying the Exchange Agent of our acceptance. On the settlement date, if the offer is consummated, the offer consideration will be issued in exchange for Series A Preferred Stock validly tendered and not withdrawn in the offer.

We expressly reserve the right, in our reasonable judgment, to delay acceptance for exchange of Series A Preferred Stock validly tendered and not withdrawn under the offer (subject to Rule 13e-4(f) and Rule 14e-1(c) under the Exchange Act, which require that we issue the offered consideration or return the Series A Preferred Stock deposited thereunder promptly after termination or withdrawal of the offer), or to terminate the offer and not accept for exchange any Series A Preferred Stock not previously accepted, (i) if any of the conditions to the offer shall not have been satisfied or validly waived by us, or (ii) in order to comply in whole or in part with any applicable law. Notwithstanding the foregoing, a condition related to any required regulatory approval may not be waived by us and compliance with applicable laws does not necessarily constitute a regulatory approval. In all cases, the offer consideration for Series A Preferred Stock validly tendered and not withdrawn pursuant to the offer will be made only after timely receipt by the Exchange Agent of (1) certificates representing the Series A Preferred Stock, (2) the properly completed and duly executed letter of transmittal (or a facsimile thereof) and (3) any other documents required by the letter of transmittal.

For purposes of the offer, we will be deemed to have accepted for exchange validly tendered (and not validly withdrawn) Series A Preferred Stock as provided herein when, and if, we give written notice to the Exchange Agent of our acceptance of the Series A Preferred Stock for exchange pursuant to the offer. In all cases, the exchange of Series A Preferred Stock pursuant to the offer will be made by deposit of the offer consideration with the Exchange Agent, which will act as your agent for the purposes of receiving offer consideration from us, and delivering offer consideration to you. On and after the settlement date, the tendering holders whose Series A Preferred Stock have been exchanged by us will cease to be entitled to receive dividends (on a non-cumulative basis) on such Series A Preferred Stock. Such tendering holders will receive the applicable consideration for the Series A Preferred Stock accepted for exchange.

If, for any reason whatsoever, acceptance for exchange of any Series A Preferred Stock validly tendered and not withdrawn pursuant to the offer is delayed (whether before or after our acceptance for exchange of the Series A Preferred Stock) or we extend the offer or are unable to accept for exchange the Series A Preferred Stock validly tendered and not withdrawn pursuant to the offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain validly tendered Series A Preferred Stock and those Series A Preferred Stock may not be withdrawn, subject to the circumstances described in “—Withdrawal of Tenders” above.

Under no circumstances will any interest be payable because of any delay in the transmission of funds to you with respect to accepted Series A Preferred Stock or otherwise.

We will pay all fees and expenses of the Exchange Agent in connection with the offer. See “—Exchange Agent.”

Return of Unaccepted Shares of Series A Preferred Stock

If we do not accept any shares of Series A Preferred Stock tendered for exchange pursuant to the Exchange Offer for any reason, the Exchange Agent will, without expense and promptly after expiration or termination of the Exchange Offer, return such shares of Series A Preferred Stock.

Legal and Other Limitations

The Company is not aware of any jurisdiction where the making of the offer or its acceptance would not be legal. If the Company learns of any jurisdiction where making the offer or its acceptance would not be permitted, the Company intends to make a good-faith effort to comply with the relevant law in order to enable the offer and acceptance to be permitted. If, after such good-faith effort, the Company cannot comply with such law, the Company will determine whether the offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of Series A Preferred Stock residing in the jurisdiction.

Exchange Agent

Wilmington Trust Company has been appointed as the Exchange Agent for the Exchange Offer. We have agreed to pay the Exchange Agent a reasonable and customary fee for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses. All required documents should be sent or delivered to the Exchange Agent at the address set forth on the back cover of this Offer to Exchange.

Solicitation

The Exchange Offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) thereof. We, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of shares of Series A Preferred Stock. We have not retained any dealer, manager or other agent to solicit tenders with respect to the Exchange Offer.

In connection with the Exchange Offer, our directors, officers and regular employees and those of our respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. Members of our board of directors, our officers and regular employees will not be specifically compensated for these services.

Fees and Expenses

We will bear the fees and expenses of soliciting tenders for the Exchange Offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone or in person by officers and regular employees of ours and those of our affiliates. We will also pay the Exchange Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Transfer Taxes

Holders who tender their shares of Series A Preferred Stock for exchange generally should not be obligated to pay any transfer taxes. If, however, transfer taxes do apply to the Exchange Offer, then the amount of any transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of shares of Series A Preferred Stock under applicable law in connection with the Exchange Offer.

Accounting Treatment

As consideration for the exchange of the shares of Series A Preferred Stock, we will issue shares of our common stock. We will record as a decrease to surplus equal to the fair value of the fees and expenses incurred by us in connection with the Exchange Offer, which we estimate will be approximately $1.5 million. The excess of the fair value of our common shares exchanged over the fair value of common shares issuable pursuant to the original conversion terms, which we estimate to be approximately $17.7 million, will be subtracted from net earnings to arrive at net earnings available to common stockholders in the calculation of earnings per share.

COMPARISON OF RIGHTS BETWEEN THE SERIES A PREFERRED STOCK AND OUR COMMON STOCK

The following describes the material differences between the rights of holders of the shares of Series A Preferred Stock and holders of shares of our common stock. While we believe that the description covers the material differences between the shares of Series A Preferred Stock and our common stock, this summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange and the other documents we refer to for a more complete understanding of the differences between being a holder of shares of Series A Preferred Stock and a holder of shares of our common stock.

The table below highlights significant terms of the Series A Preferred Stock and our common stock.

Terms of the Securities	Series A Preferred Stock	Common Stock
Dividends	Quarterly, when and if declared by our board of directors in the amounts specified in our Third Amended and Restated Certificate of Incorporation	Ratable, when and if declared by our board of directors in the amounts determined by our board of directors, subject to the restrictions described below

Distributions	In preference to our common stock and any other junior capital stock	After Series A Preferred Stock and other senior securities

Priority of Ranking	Senior to our common stock and any other junior capital stock	Junior to Series A Preferred Stock and other senior securities

Conversion Rights	Convertible by the holder into shares of our common stock based on a conversion price of $10 per share of common stock	Not applicable

Preemptive Rights	Right to participate in certain private placements, pro rata based upon as converted ownership of common stock; may be waived by a majority-in-interest	None

Voting Rights	Entitled to vote on an as converted basis with common stock	Entitled to vote

Redemption at Our Option	No	No

Redemption at Holder’s Option	No	No

Listing	None	Yes

DESCRIPTION OF OUR COMMON STOCK

Set forth below is a description of the material terms of our common stock. However, this description is not complete and is qualified by reference to our Third Amended and Restated Certificate of Incorporation (including our certificate of designation) and bylaws, which are incorporated herein by reference and are available from us upon request. These documents have also been filed with the SEC. Please read “Where You Can Find More Information.”

Under our Third Amended and Restated Certificate of Incorporation, we have the authority to issue up to 45,000,000 shares of our common stock.

Each share of our common stock has the same relative rights and is identical in all respects to every other share of our common stock. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors. Our shares of common stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding, including the holders of shares of our Series A Preferred Stock and Series B Preferred Stock.

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine. The ability of our board of directors to declare and pay dividends on our common stock is subject to the terms of our loan agreement, applicable banking regulations and the terms of the Series A Preferred Stock and Series B Preferred Stock. Holders of the Series A Preferred Stock are entitled to receive non-cumulative dividends at a rate per annum of 8% of the $25.00 per share liquidation preference of the Series A Preferred Stock. Holders of shares of Series B Preferred Stock are entitled to receive if, as and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series B Preferred Stock with respect to each dividend period from November 21, 2008 to, but excluding, November 22, 2013. From and after November 22, 2013, holders of shares of Series B Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series B Preferred Stock with respect to each dividend period thereafter. The declaration and payment of future dividends to holders of our common stock will also depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and other factors as our board of directors may deem relevant.

Our board of directors may approve for issuance, without approval of the holders of common stock but subject to regulatory approval, of preferred stock which has voting, dividend or liquidation rights superior to the common stock and which may adversely affect the rights of holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in our control.

Our common stock is listed for trading on the Nasdaq Global Select Market under the symbol “TAYC.”

DESCRIPTION OF THE SERIES A PREFERRED STOCK

The following is a brief description of the terms of the Series A Preferred Stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to the Company’s Third Amended and Restated Certificate of Incorporation, including any amendments thereto with respect to the Series A Preferred Stock, and to applicable Delaware statutory law, and where this description is inconsistent with the description of the Series A Preferred Stock in the Third Amended and Restated Certificate of Incorporation, or any amendment thereto, the Third Amended and Restated Certificate of Incorporation or any amendments thereto will control. Copies of our Third Amended and Restated Certificate of Incorporation may be obtained from us upon request at the address set forth under “Where You Can Find More Information.” As used in this section, the terms “us,” “we” or “our” refer to Taylor Capital Group, Inc. and not any of its subsidiaries.

General

Our Third Amended and Restated Certificate of Incorporation designated 2,400,000 shares of Series A Preferred Stock (all of which are currently outstanding) $0.01 par value and a liquidation preference of $25.00 per share.

Dividends

Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, non-cumulative dividends at an annual rate of 8.0% of the $25.00 per share liquidation preference, payable quarterly in arrears.

Dividends will cease to be payable on the Series A Preferred Stock upon the earliest to occur of the following:

•   the first date on which the volume weighted average price of our common stock has exceeded 200% of the then-applicable conversion price of the Series A Preferred Stock for at least 20 trading days within any period of 30 consecutive trading days after September 28, 2010;

•   the first date on which the volume weighted average price of our common stock has exceeded 130% of the then applicable conversion price of the Series A Preferred Stock for at least 20 trading days within any period of 30 consecutive trading days after September 28, 2011; or

•   September 28, 2013; provided that if our Board of Directors shall determine to pay any cash or non cash dividends on shares of our common stock on or after the earliest of the foregoing dates, the holders of Series A Preferred Stock shall be entitled to receive cash or non-cash dividends in an amount and of kind equal to the dividends or distributions that would have been payable to such holder if such holder had converted into our common stock immediately prior to the record date for such dividend.

Dividends on the Series A Preferred Stock are non-cumulative. If the Board of Directors does not declare a dividend on the Series A Preferred Stock in respect of any dividend period, the holders of the Series A Preferred Stock have no right to receive any dividend for that dividend period, and we have no obligation to pay a dividend for that dividend period.

Subject to limited exceptions, if full quarterly dividends payable on all outstanding shares of the Series A Preferred Stock for any dividend period have not been declared and paid or declared and a sum sufficient for the payment of those dividends has not been set aside for such dividend period, we are not be permitted to declare or pay dividends with respect to, or redeem, purchase, acquire or make a liquidation payment or distributions relating to, any of our common stock or other junior securities during the next succeeding dividend period, or make any related guarantee payment.

Liquidation

In the event we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Series A Preferred Stock will be entitled, before any distribution or payment out of our assets may be made to or set aside for the holders of any of our junior capital stock and subject to the rights of our creditors, to receive a liquidation distribution in an amount equal to $25.00 per share, plus any accrued but unpaid dividends. A merger, consolidation or sale of all or substantially all of our assets is deemed to be a liquidation for purposes of the preceding sentence.

Conversion Price	Each share of Series A Preferred Stock is convertible into 2.5 shares of our common stock, based on a conversion price of $10.00 per share of common stock (the “Conversion Price”).

Optional Conversion

Each holder of Series A Preferred Stock has the right, at such holder’s option, to convert all or any portion of such holder’s Series A Preferred Stock at any time. However, other than Steans family members, Taylor family members and their respective affiliates, holders of Series A Preferred Stock may not convert any of their Series A Preferred Stock if such conversion would cause the holder, together with its affiliates, to beneficially own a number of shares of our common stock which would exceed 9.99% of our then outstanding common stock (the “Series A Preferred Stock Blocker”), excluding for purposes of such determination shares of our common stock issuable upon conversion of the Series A Preferred Stock which are not being converted by the holder or issuable upon exercise or conversion of unexercised or unconverted securities of us subject to a similar restriction on holding a number of shares of common stock; provided that, such restriction will not apply in certain circumstances after the announcement of possible sale or merger or in connection with the mandatory conversion of the Series A Preferred Stock.

Mandatory Conversion

Each share of Series A Preferred Stock will be converted into 2.5 shares of our common stock, subject to customary anti-dilution adjustments, upon the earliest to occur of:

•   September 28, 2013; and

•   the first date following the date on which dividends cease to be payable on the Series A Preferred Stock, as set forth above, upon which the outstanding shares of Series A Preferred Stock represent less than 10% of the total combined voting power of all outstanding shares of all classes of our capital stock that are then entitled to vote in matters presented to a vote of our stockholders generally.

Anti-dilution Adjustments	The Conversion Price will be subject to adjustment if the Company subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of common stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of the Series A Preferred Stock will be proportionately increased.

Voting Rights

Each share of Series A Preferred Stock entitles its holder to vote on all matters voted on by holders of the capital stock of the Company into which such share of the Series A Preferred Stock is convertible (after giving effect to the Series A Preferred Stock Blocker), voting together as a single class with the other shares entitled to vote, at all meetings of stockholders of the Company, including with respect to the election of directors. With respect to any such vote in which the holders of Series A Preferred Stock participate, each share of Series A Preferred Stock entitles the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the number of shares of capital stock of the Company into which such share of Series A Preferred Stock will be convertible on the record date for such vote.

Consent Rights

The consent of the holders of a majority of the outstanding shares of Series A Preferred Stock is required to:

•   authorize us to issue any capital stock or securities exchangeable for capital stock that is senior to or in parity with the Series A Preferred Stock as to dividend payments or rights upon liquidation;

•   issue any shares of Series A Preferred Stock;

•   increase the authorized number of shares of Series A Preferred Stock;

•   enter into any agreement that would conflict in any material respect with the rights or preferences of the Series A Preferred Stock;

•   amend our Certificate of Incorporation or By-laws, if such amendment would adversely alter the rights or preferences of the holders of Series A Preferred Stock; or

•   amend or waive any provision of the Series A Preferred Stock as contained in the Third Amended and Restated Certificate of Incorporation.

Preemptive Rights

For so long as either (a) 800,000 shares of Series A Preferred Stock are outstanding, or (b) the outstanding shares of Series A Preferred Stock represent 10% or more of the total combined voting power of all outstanding shares of our capital stock, each holder of Series A Preferred Stock will have the preemptive right to purchase a pro rata portion of certain new securities issued by us.

Ranking

The Series A Preferred Stock will rank upon our liquidation, winding-up or dissolution senior to our Series B Preferred Stock and our common stock, and each other class or series of our equity securities, whether currently issued or issued in the future, that does not by its terms rank pari passu or senior to the Series A Preferred Stock with respect to payment of dividends or rights upon our liquidation, dissolution or winding up of our affairs.

The Series A Preferred Stock ranks junior in payment to our trust preferred securities.

INTERESTS OF DIRECTORS AND OFFICERS

The Series A Preferred Stock was initially sold pursuant to an exemption provided by Section 4(2) of the Securities Act and certain rules and regulations promulgated under that section. Certain directors and officers of the Company participated in that private placement. Set forth below is a list of the directors and officers, or their affiliates, who hold shares of Series A Preferred Stock subject to the Offer to Exchange as of April 13, 2010. The number of shares beneficially owned by each person is determined according to the rules of the SEC, and the information is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares. The exchange ratio was set by an independent committee of directors (the “Exchange Offer Sub-Committee”). None of the directors on the Exchange Offer Sub-Committee own any shares of Series A Preferred Stock or are otherwise participating in the Offer to Exchange. The company expects that each of the persons listed below will tender their shares of Series A Preferred Stock.

Stockholders	Series A Preferred Stock Beneficially Owned by Each Person	% Ownership(1)
Harrison I. Steans TTEE	251,400	10.48%
Prairie Capital IV LP	190,000	7.92%
Prairie Capital IV QP LP	190,000	7.92%
Mark A. & Mary C. Hoppe	40,000	1.67%
Jeffrey W. & Susan D. Taylor	40,000	1.67%
Jennifer W. Steans TTEE	30,000	1.25%
Michael H. Moskow Trust dtd 3/23/00	20,000	0.83%
M. Hill Hammock Jr. Living Trust	20,000	0.83%
Lawrence G. Ryan	20,000	0.83%
Bruce W. Taylor Revocable Trust	16,000	0.67%
TD Ameritrade Clearing Inc. Custodian FBO Randall T. Conte IRA	10,000	0.42%
TD Ameritrade Clearing Inc. Cust FBO Michael J. Morton Rollover IRA	9,000	0.38%
Suzanne M.K. Moskow Marital Trust dtd 3/8/08	4,000	0.17%

(1)	The percentage ownership of Series A Preferred Stock in the “% Ownership” column is calculated based on 2,400,000 shares of our Series A Preferred Stock outstanding as of April 9, 2010.

REGULATORY CONSIDERATIONS

As a bank holding company under the Bank Holding Company Act of 1956, we are regulated, supervised, and examined by the Federal Reserve. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2009, and any subsequent reports that we file with the SEC, which are incorporated by reference in this Offer to Exchange. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the federal and state bank regulatory agencies that regulate us and our banking subsidiaries, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business.

The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available. As a legal entity separate and distinct from its subsidiaries, we depend on the payment of dividends from our subsidiaries for our revenues. Current federal law prohibits, except under certain circumstances and with prior regulatory approval, an insured depository institution from paying dividends or making any other capital distribution if, after making the payment or distribution, the institution would be considered “undercapitalized,” as that term is defined in applicable regulations. For a discussion of our current dividend policy, see “Dividend Policy.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain anticipated United States federal income tax considerations relating to the Exchange Offer and to the ownership and disposition of the common stock for holders who acquire such stock in the exchange. This discussion is based on United States federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (and proposed Treasury Regulations) promulgated under the Code (collectively, the “Regulations”), administrative rulings and judicial authority, all as in effect as of the date of this document. Subsequent developments in United States federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income tax consequences of participating in the exchange and of owning and disposing of common stock as described in this discussion. No assurance can be given that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax results described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the United States federal tax consequences of this Exchange Offer or the ownership and disposition of the common stock.

This discussion addresses only the tax considerations that are relevant to holders that hold Series A Preferred Stock, and that will hold common stock, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to a particular holder. In particular, it does not address the United States federal estate and gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of participating in the Exchange Offer or of owning or disposing of common stock. Additionally, this discussion does not address any of the tax consequences to holders that will be subject to special tax treatment with respect to their participation in the Exchange Offer or their ownership or disposition of the common stock, including banks or other financial institutions, thrift institutions, real estate investment trusts, partnerships or other pass through entities for United States federal income tax purposes, personal holding companies, tax-exempt organizations, insurance companies, persons who hold the Series A Preferred Stock or will hold the common stock in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction, persons whose “functional currency” is not the United States dollar, certain former citizens or residents of the United States, brokers, traders or dealers in securities or currencies, traders in securities that have elected the mark-to-market method of accounting for their securities or persons who own or are deemed to own 5% or more of the total voting power or the total value of our stock. This discussion assumes that the Company will continue to declare and pay dividends on the Series A Preferred Stock in accordance with past practice. Further, this discussion does not address the United States federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that participates in the Exchange Offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Series A Preferred Stock or common stock that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other business entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

•	an estate, if its income is subject to United States federal income taxation regardless of its source; or

•

a trust, if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in effect under applicable Regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Series A Preferred Stock or common stock that is neither a partnership (or other entity treated as a partnership for United States federal income tax purposes) nor a U.S. Holder. If a partnership or other entity treated as a partnership for United States federal income tax purposes holds Series A Preferred Stock and participates in the exchange, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

Consequences to Participating U.S. Holders

Participation in the Exchange Offer

The exchange of Series A Preferred Stock for common stock pursuant to the Exchange Offer is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Assuming the exchange so qualifies, the following United States federal income tax consequences will generally result from the transaction:

•	No gain or loss will be recognized on the exchange.

•	Your holding period for the common stock received in the exchange will include the holding period of the Series A Preferred Stock exchanged for the common stock.

•	Your initial tax basis of the common stock received in the exchange will be equal to the adjusted tax basis of the Series A Preferred Stock exchanged.

Ownership of Common Stock

Distributions, if any, paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) on common stock received as part of the Exchange Offer will constitute a dividend and will be includible in income by U.S. Holders when received. Under current law, such dividends paid to a U.S. Holder that is an individual should generally qualify for a special 15% tax rate on “qualified dividend income” through December 31, 2010, provided holding period and other requirements are met. Any such dividend will be eligible for the dividends received deduction if the U.S. Holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. Distributions in excess of our current or accumulated earnings and profits will be treated as a return of capital to the extent of your basis in your common stock and thereafter, as capital gain.

Disposition of Common Stock

Upon a disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the common stock. Such capital gain or loss generally will be long-term capital gain or loss if your holding period in such common stock is more than one year on the date of such disposition. Long-term capital gains of a U.S. Holder that is an individual are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding Tax

Unless you are an exempt recipient, such as a corporation, the exchange of Series A Preferred Stock for common stock pursuant to the Exchange Offer and the receipt of dividends on our common stock received as part of the exchange will be subject to information reporting and will be subject to United States federal backup withholding tax at a current rate of 28% if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished in a timely manner to the IRS.

Consequences to Participating Non-U.S. Holders

The following discussion applies to you if you are a Non-U.S. Holder of Series A Preferred Stock that participates in the Exchange Offer. Special rules may apply to you and the tax consequences of participating in the Exchange Offer may be materially different than those described below if you own, or have owned during the previous five years, more than five percent of the Series A Preferred Stock, or our common stock or are otherwise subject to special treatment under the Code. If you are or will be subject to these special rules, you are strongly encouraged to consult your own tax advisor to determine the particular United States federal, state and local and other tax consequences applicable to you of participating in the Exchange Offer.

Participation in the Exchange Offer

Subject to the discussion below under “—Disposition of Common Stock,” as a Non-U.S. Holder you generally will not be subject to United States federal income tax on the exchange of Series A Preferred Stock for common stock pursuant to the Exchange Offer.

Ownership of Common Stock

A Non-U.S. Holder will be subject to withholding of United States federal income tax at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any dividends paid on our common stock. To claim the benefit of a lower rate under an income tax treaty, you must properly file with us or our paying agent an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty.

If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of yours, those dividends will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates but will not be subject to withholding tax if you provide us or our paying agent an IRS Form W-8ECI, or successor form. If you are a foreign corporation, any effectively connected dividends may be subject to an additional “branch profits tax” at a rate of 30% or a lower rate as may be specified by an applicable tax treaty.

You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, with certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an applicable tax treaty with respect to dividends paid with respect to your common stock. In addition, if you are required to provide an IRS Form W-8ECI or successor form, as discussed above, you must also provide your taxpayer identification number.

If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Disposition of Common Stock

As a Non-U.S. Holder, you generally will not be subject to United States federal income tax on any gain recognized on the sale or other disposition of common stock unless:

•

the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of yours (and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable tax treaty);

•

you are an individual who holds the common stock as a capital asset and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

•

you owned, or are deemed to have owned, more than 5% of the applicable class of stock, during the time period specified in Section 897 of the Code, and we have been a “United States real property holding corporation,” or a USRPHC, for United States federal income tax purposes at any time during the five-year period ending on the date of the disposition. However, we do not believe that we are currently, and do not anticipate becoming, a USRPHC.

Non-U.S. Holders that are described in the first bullet point generally will be subject to United States income tax on a net income basis in the same manner as a U.S. Holder, as described above under “—Consequences to Participating U.S. Holders.” Non-U.S. Holders that are described in the second bullet point generally will be subject to tax at a rate of 30% on such gain, which may be offset by United States source capital losses.

Information Reporting and Backup Withholding Tax

In general, you will not be subject to backup withholding with respect to the exchange of Series A Preferred Stock for common stock or dividend payments that we make to you, provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a United States person. In addition, you will not be subject to backup withholding with respect to the proceeds of the sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished in a timely manner to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the Series A Preferred Stock for common stock and the acquisition, holding and, to the extent relevant, disposition of common stock by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan described in Section 4975 of the Code, including an individual retirement account (“IRA”) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”) and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity (each of which we refer to as a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but could be subject to similar prohibitions under Similar Laws).

In considering an exchange of a Series A Preferred Stock for common stock and the acquisition, holding and, to the extent relevant, disposition of common stock with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction will be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

It is possible that each of the Company, the Exchange Agent and certain of their affiliates might be considered a “party in interest” or a disqualified person” with respect to an ERISA plan. In that case,, the acquisition and/or holding of Series A Preferred Stock or common stock by such a ERISA Plan may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued five prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Series A Preferred Stock or common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, called the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. A person seeking to rely on any of these exemptions bears the burden of showing that all of the conditions of any such exemptions will be satisfied.

Representation

By exchanging Series A Preferred Stock and accepting common stock, each purchaser and holder will be deemed to have represented and warranted that either (i) it is not a Plan and no portion of the assets used to acquire or hold the common stock constitutes assets of any Plan, or (ii) the exchange of Series A Preferred Stock and the acquisition and holding of common stock will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the common stock. The sale of any Series A Preferred Stock or common stock by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets the relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy these reports and other information at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents by mail from the SEC reference room at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this Offer to Exchange. We incorporate by reference the documents listed below (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations).

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

•	Our Current Report on Form 8-K filed on March 30, 2010.

Please note that the Schedule TO to which this Offer to Exchange relates does not permit forward “incorporation by reference.” If a material change occurs in the information set forth in this Offer to Exchange, we will amend the Schedule TO accordingly.

You also may obtain a copy of any or all of the documents summarized in this Offer to Exchange or incorporated by reference in this Offer to Exchange, without charge, by request directed to us at the following address and telephone number:

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed a statement on Schedule TO, which contains additional information with respect to the Exchange Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We will amend the Schedule TO to disclose additional material information about us and the Exchange Offer that occurs following the date of this Offer to Exchange.

FORWARD-LOOKING STATEMENTS

This Offer to Exchange, any accompanying supplement, and the information incorporated by reference in this Offer to Exchange contain forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might,” “plan,” “prudent,” “potential,” “should,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could,” and “estimate,” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2010 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation: the effect on our profitability if interest rates fluctuate as well as the effect of our customers’ changing use of our deposit products; the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support our growth; the risk that our allowance for loan losses may prove insufficient to absorb probable losses in our loan portfolio; possible volatility in loan charge-offs and recoveries between periods; the decline in residential real estate sales volume and the likely potential for continuing illiquidity in the real estate market, including within the Chicago metropolitan area; the risks associated with the high concentration of commercial real estate loans in our portfolio; the uncertainties in estimating the fair value of developed real estate and undeveloped land in light of declining demand for such assets and continuing illiquidity in the real estate market; the risks associated with management changes, employee turnover and our commercial banking growth initiative, including our expansion of our asset-based lending operations and our entry into new geographical markets; negative developments and disruptions in the credit and lending markets, including the impact of the ongoing credit crisis on our business and on the businesses of our customers as well as other banks and lending institutions with which we have commercial relationships; a continuation of the recent unprecedented volatility in the capital markets; the effectiveness of our hedging transactions and their impact on our future results of operations; the risks associated with implementing our business strategy and managing our growth effectively, including our ability to preserve and access sufficient capital to execute on our strategy; changes in general economic and capital market conditions, interest rates, our debt credit ratings, deposit flows, loan demand, including loan syndication opportunities and competition; changes in legislation or regulatory and accounting principles, policies or guidelines affecting our business; and other economic, competitive, governmental, regulatory and technological factors impacting our operations. For a more complete discussion of these risks and uncertainties, see “Risk Factors” on page 9 of this Offer to Exchange, our Annual Report on Form 10-K for the year ended December 31, 2009, particularly Part I, Item 1A, entitled “Risk Factors.”

CERTAIN SECURITIES LAWS CONSIDERATIONS

The issuance of common stock upon exchange of the Series A Preferred Stock is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9) of the Securities Act, the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. The Series A Preferred Stock was initially issued on September 29, 2008 in a private placement pursuant to an exemption provided by Section 4(2) of the Securities Act and certain rules and regulations promulgated under that section. Since all of the outstanding shares of Series A Preferred Stock have been held for more than one year since they were acquired from the Company, we expect that all of our shares of common stock issued in the Exchange Offer to persons who are not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of Taylor Capital Group, Inc. and its consolidated subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Offer to Exchange by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The exchange agent for the Exchange Offer is:

Wilmington Trust Company

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington DE 19890-1626

Attn: Corporate Trust Reorg

Fax: 302/636-4139

Confirm By Telephone:

302/636-6181

Additional copies of this Offer to Exchange, the letter of transmittal or other tender offer materials may be obtained from the Exchange Agent and will be furnished at our expense. Questions and requests for assistance or additional copies hereof or the letter of transmittal should be directed to the Exchange Agent.